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                                                           EXHIBIT 99(a)(10)




FOR IMMEDIATE RELEASE    Contacts:


                         Huntsman Packaging Corporation  Information Agent:
                         Scott K. Sorensen               MacKenzie   Partners,
                                                          Inc.
                         Executive Vice President and    Banks and Brokers:
                           Chief Financial Officer
                         (801) 532-5200                  (212) 929-5500

                                                         All Others:
                                                         1-800-322-2885


                      HUNTSMAN PACKAGING CORPORATION ANNOUNCES
                           EXPIRATION OF HART-SCOTT-RODINO
                      WAITING PERIOD FOR BLESSINGS ACQUISITION



          SALT LAKE CITY, UT, MAY 4, 1998 - Huntsman Packaging Corporation announced today that the Hart-Scott-Rodino waiting period relating to Huntsman's tender offer for Blessings Corporation (AMEX:BCO) expired at 11:59 p.m. on Friday, May 1, 1998. The waiting period required under the Mexican Federal Law of Economic Competition has not yet been terminated. The expiration or termination of this waiting period is a condition to the tender offer and is being pursued by Huntsman and Blessings. The tender offer, by a subsidiary of Huntsman for all outstanding shares of common stock of Blessings, is currently scheduled to expire on Monday, May 11, 1998.